UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2023

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OPAL Fuels Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-40272 (Commission File Number)	98-1578357 (IRS Employer Identification No.)
One North Lexington Avenue, Suite 1450 White Plains, New York		10601
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (914) 705-4000

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	OPAL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference, as applicable.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 30, 2023, OPAL Sapphire RNG LLC, a wholly-owned indirect subsidiary of OPAL Fuels Inc. (the “Company”), contributed all of its membership units (the “Sapphire RNG Interests”) of Sapphire RNG LLC (“Sapphire”) to OPAL Paragon LLC (“OPAL Paragon”), a wholly-owned indirect subsidiary of the Company, in exchange for membership units in OPAL Paragon. Concurrently, OPAL Emerald RNG LLC, a wholly-owned indirect subsidiary of the Company, contributed all of its membership units (the “Emerald RNG Interests”) of Emerald RNG LLC (“Emerald”) to OPAL Paragon in exchange for membership units in OPAL Paragon. In turn, OPAL Paragon contributed the Sapphire RNG Interests and the Emerald RNG Interests to Paragon RNG LLC (“Paragon”), a joint venture holding company owned indirectly 50/50 by the Company and a third-party environmental solutions company. Sapphire and Emerald are existing renewable natural gas projects that are now wholly-owned by Paragon. After giving effect to the transactions described in this paragraph, the Company’s indirect ownership of Sapphire and Emerald remains unchanged.

On May 30, 2023, OPAL Fuels Intermediate Holdco 2 LLC (“OPAL Intermediate Holdco 2”), a wholly-owned indirect subsidiary of the Company, assigned to Paragon its rights and obligations under its existing senior secured credit facility (the “Previous Credit Agreement”), entered into on August 4, 2022, among OPAL Intermediate Holdco 2 as the borrower, direct and indirect subsidiaries of the borrower as guarantors, the lenders party thereto, Bank of Montreal as the administration agent, and Wilmington Trust as collateral and depositary agent, and amended and restated the Previous Credit Agreement (as so amended and restated, the “Credit Agreement”).

The Credit Agreement provides for an approximately two-year delayed term loan facility (the “DDTL Facility”) of up to a maximum aggregate principal amount of $85.0 million and a debt service reserve facility (the “DSR Facility”) of up to a maximum aggregate principal amount of $10.0 million. The proceeds of the DDTL Facility will be used to fund a portion of the construction of the Sapphire and Emerald projects and the proceeds of DSR Facility are to be used primarily to satisfy the balance to be maintained in the debt service reserve account. Paragon is the borrower under the Credit Agreement (the “Borrower”) and Sapphire and Emerald are guarantors (the “Guarantors”). At the closing, Paragon drew down $18.5 million from the DDTL Facility to be used for construction costs associated with Emerald as well as to pay closing fees and expenses. No funds had been drawn from the Previous Credit Agreement.

The outstanding borrowings under the Credit Agreement bear interest at the benchmark rate of adjusted Term SOFR plus (i) for the period from closing to the earlier of the date of completion of construction of the Sapphire and Emerald projects or June 30, 2024 (the “Conversion Date”), a spread of 3.5%, and (ii) thereafter a spread of 3.75%. Accrued interest on amounts outstanding under the DDTL Facility must be paid on the last day of each applicable interest period. The outstanding principal amount of the DDTL Facility is subject to quarterly amortization payments commencing September 30, 2024 equal to 2.5% of the aggregate principal amount of the outstanding term loan balance as of the Conversion Date, subject to adjustment based on certain mandatory prepayments, with the balance due at maturity. The DSR Facility is due at maturity. The Credit Agreement matures on May 30, 2028.

The Borrower’s and the Guarantors’ obligations under the Credit Agreement are secured by substantially all of their personal property assets and by a non-recourse pledge of the membership interests of the Borrower.

The Credit Agreement requires the Borrower to maintain a consolidated debt service coverage ratio of not less than 1.2:1.0, as tested on a trailing four fiscal quarters basis as of the last day of each fiscal quarter commencing as of the Conversion Date.

The Credit Agreement includes certain customary and project related affirmative and negative covenants, including restrictions on distributions, and events of default, including payment defaults, breaches of covenants, changes of control, materially incorrect or misleading representations or warranties, bankruptcy or other events of insolvency, and certain project related defaults.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description

10.1
Amended and Restated Credit and Guaranty Agreement, dated May 30, 2023, among Paragon RNG LLC as Borrower, the Guarantors, the lenders thereto, Bank of Montreal as the administrative agent, Wilmington Trust as collateral agent and BMO Capital Markets Corp., Investec Inc. and Comerica Bank as joint lead arrangers.

104	Cover Page Interactive Data File.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2023

OPAL Fuels Inc.

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer